Exhibit 99.1

Sound Financial Bancorp, Inc. Reports
Net Income of $1.4 Million in the First Quarter of 2017, or $0.54 per share
Board Declares dividend of $0.10 per share

Seattle, WA., April 27, 2017 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.4 million for the quarter ended March 31, 2017, or $0.54 per diluted common share, compared to net income of $1.6 million, or $0.60 per diluted common share, for the quarter ended December 31, 2016 and $1.1 million, or diluted earnings per share of $0.43, for the quarter ended March 31, 2016.

“The first quarter is typically our slowest quarter for loan originations. Increased residential loan rates also had a dampening effect on mortgage originations in the first quarter.  However, the continuing excellent credit environment again produced a net recovery in the quarter,” stated Sound Community Bank and Sound Financial Bancorp, Inc. President and CEO Laurie Stewart. “Deposit growth was also robust allowing us to reduce our reliance on borrowings.  These factors contributed to results that were better than the first quarter of 2016 and are reflective of the strong local economy.” concluded Ms. Stewart.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.10 per share, payable on May 26, 2017 to stockholders of record as of the close of business on May 12, 2017.

Highlights for the quarter ended March 31, 2017 include:

●
Net interest income decreased by $107,000, or 1.8%, to $5.8 million during the quarter ended March 31, 2017, compared to $5.9 million during the quarter ended December 31, 2016 and increased $446,000, or 8.3%, from $5.4 million during the quarter ended March 31, 2016.

●
Gain on sale of loans decreased by $167,000, or 49.4%, to $171,000 during the three months ended March 31, 2017, compared to $338,000 during the three months ended December 31, 2016 and also declined $39,000, or 18.6% from $210,000 during the three months ended March 31, 2016.

●
There was no provision for loan losses for the quarter ended March 31, 2017, compared to $204,000 and $150,000 for the quarters ended December 31, 2016 and March 31, 2016, respectively. Net recoveries for the first quarter of 2017 were $16,000 compared to net charge-offs of $241,000 for the fourth quarter in 2016 and $77,000 for the first quarter in 2016.

●	Net loans (excluding loans held for sale) decreased 2.2% to $484.5 million at March 31, 2017, from $495.2 million at December 31, 2016 and increased 5.8% from $457.7 million at March 31, 2016.
●	Deposits increased 2.8% to $480.8 million at March 31, 2017, from $467.7 million at December 31, 2016 and increased 7.3% from $448.1 million at March 31, 2016.
●	The net interest margin ("NIM") was 4.28% for the quarter ended March 31, 2017, compared to 4.35% for the quarter ended December 31, 2016 and 4.27% for the quarter ended March 31, 2016.
●	Return on average assets was 0.98% for the quarter ended March 31, 2017, compared to 1.09% for the quarter ended December 31, 2016 and 0.83% for the quarter ended March 31, 2016.
●	Return on average equity was 9.23% for the quarter ended March 31, 2017, compared to 10.50% for the quarter ended December 31, 2016 and 7.98% for the quarter ended March 31, 2016.

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Both the Company and Bank continue to maintain capital levels in excess of the regulatory requirements and the Bank continued to be categorized as “well-capitalized” at March 31, 2017.

Operating Results

Net interest income decreased $107,000, or 1.8% to $5.8 million during the quarter ended March 31, 2017, compared to $5.9 million during the quarter ended December 31, 2016 and increased $446,000, or 8.3%, from $5.4 million during the quarter ended March 31, 2016. The change from the prior quarter was primarily a result of lower loan yields partially offset by higher interest income on cash and cash equivalents. The change from the comparable period a year ago was primarily a result of higher average loan balances and slightly higher average yields on loans. Average loan balances were $495.6 million for the quarter ended March 31, 2017 compared to $494.5 million for the quarter ended December 31, 2016 and $459.6 million for the quarter ended March 31, 2016.  The average yield on loans was 5.20% for the quarter ended March 31, 2017 compared to 5.30% for the quarter ended December 31, 2016 and 5.18% for the quarter ended March 31, 2016.

Interest expense increased $32,000, or 4.1%, to $795,000 during the quarter ended March 31, 2017, compared to $763,000 during the quarter ended December 31, 2016 and increased $78,000, or 10.9%, compared to $717,000 for the quarter ended March 31, 2016. Interest expense on deposits increased $16,000, or 2.3% to $703,000 for the quarter ended March 31, 2017 compared to $687,000 for the quarter ended December 31, 2016 and increased $15,000, or 2.2%, from $688,000 during the quarter ended March 31, 2016. The increase from both comparative periods was primarily the result of higher average balances on interest-bearing deposits. The average cost of deposits was 0.60% for the first quarter of 2017 compared to 0.59% for the fourth quarter of 2016 and 0.61% for the three months ended March 31, 2016. The cost of borrowings increased $16,000, or 21.1%, to $92,000 during the quarter ended March 31, 2017, from $76,000 during the quarter ended December 31, 2016 and increased $63,000, or 217.2% from $29,000 for the quarter ended March 31, 2016. These increases were a result of an increase in the overnight borrowing rate in the current period and during the fourth quarter of 2016 reflecting the increase in the federal funds rate. The change in the average balances of borrowings from the Federal Home Loan Bank of Des Moines (“FHLB”) also contributed to the increased expense for the same period one year ago.

The net interest margin was 4.28% for the quarter ended March 31, 2017, compared to 4.35% for the quarter ended December 31, 2016 and 4.27% for the quarter ended March 31, 2016. The decline compared to the prior quarter was primarily the result of lower loan yields. The increase compared to the year ago period was primarily due to higher average loan balances and loan yields.

There was no provision for loan losses for the quarter ended March 31, 2017, compared to $204,000 for the quarter ended December 31, 2016 and $150,000 for the quarter ended March 31, 2016. The decrease from the quarter ended December 31, 2016 was primarily due to net recoveries during the current quarter as compared to net charge-off in the prior quarter as well as a decline in total loans. The decrease from the same period a year ago was primarily a result of a reduction in impaired loans and charge-offs.

Noninterest income decreased $443,000, or 30.8%, to $996,000 for the quarter ended March 31, 2017, compared to $1.4 million for the quarter ended December 31, 2016 and increased $46,000, or 4.8% from $950,000 for the quarter ended March 31, 2016. The decrease from the previous quarter was primarily a result of a $167,000 decline in the gain on sale of loans, a $145,000 decline in the fair value of mortgage servicing rights to a negative $20,000 fair value adjustment for the current quarter compared to a positive $125,000 for the quarter ended December 31, 2016 and a $67,000 decline in mortgage servicing income.  In addition, service charges and fee income declined $61,000 from the previous quarter, reflecting the decline in loan originations. The increase in noninterest income compared to the year ago quarter was primarily the result of a $94,000 improvement in the fair value adjustment on mortgage servicing rights from a negative $114,000 for the quarter ended March 31, 2016 to a negative $20,000 fair value adjustment for the current quarter, and a $49,000 increase in mortgage servicing income, partially offset by declines in service charges and fee income and gain on sale of loans of $55,000 and $39,000, respectively. The declines in both the service charges and fee income and gain on sale of loans were a result of lower loan originations during the quarter.

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Noninterest expense decreased $237,000, or 4.9%, to $4.6 million for the quarter ended March 31, 2017, compared to $4.9 million for the quarter ended December 31, 2016. The decrease was primarily a result of lower data processing and operations expense.  Noninterest expense increased $158,000, or 3.5% during the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016, primarily from higher salaries and benefits due to an increase in full time equivalent employees and operations expense, partially offset by a decrease in regulatory assessments.

Our efficiency ratio for the quarter ended March 31, 2017 was 67.99%, compared to 66.13% for the quarter ended December 31, 2016 and 70.80% for the quarter ended March 31, 2016.  The increase in the efficiency ratio compared to the prior quarter was due to lower net interest and noninterest income. The improvement in the efficiency ratio compared to the year ago quarter was primarily due to higher net interest income and noninterest income, partially offset by higher noninterest expense.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets as of March 31, 2017 were $575.4 million, compared to $588.4 million at December 31, 2016.  This decrease was primarily a result of lower net loan and cash balances which decreased $10.7 million and $1.8 million, respectively, from December 31, 2016. The investment securities available-for-sale portfolio totaled $6.4 million at March 31, 2017, compared to $6.6 million at December 31, 2016.  At March 31, 2017, the securities available-for-sale portfolio was comprised of $2.7 million of agency mortgage-backed securities (all issued by U.S. Government-sponsored entities), $322,000 in private-label mortgage-backed securities and $3.4 million in municipal bonds.

Gross loans, excluding loans held-for-sale, totaled $489.3 million at March 31, 2017, compared to $500.0 million at December 31, 2016 and $462.4 million at March 31, 2016.  The inventory of houses for sale has been very low in the Puget Sound area and we have experienced a decline in the number of purchase and refinancing transactions during the first quarter, resulting in a decline in our residential loan portfolio since December 31, 2016. Residential loan closings for the first quarter of 2017 declined 46.9% to $20.3 million compared to $38.2 million during the fourth quarter of 2016.  We experienced a decline in every loan category at March 31, 2017 compared to December 31, 2016, except for commercial and multifamily, manufactured housing and other consumer loans.  At March 31, 2017, commercial and multifamily real estate loans accounted for 37.7% of the portfolio, one- to four- family residential loans accounted for 29.5% of the portfolio and consumer loans, consisting of home equity, manufactured and floating homes, and other consumer loans accounted for 14.6% of the portfolio.  Construction and land loans accounted for 13.1% of the portfolio and commercial and industrial loans accounted for the remaining 5.2% of the portfolio at March 31, 2017.

Nonperforming assets ("NPAs"), which is comprised of non-accrual loans, accruing loans 90 days or more delinquent, and nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets, decreased $191,000, or 4.2%, to $4.3 million or 0.75% of total assets as of March 31, 2017, compared to $4.5 million or 0.77% of total assets as of December 31, 2016 and increased from $3.0 million, or 0.54% of total assets at March 31, 2016.

The following table summarizes our NPAs:

Nonperforming Loans:	At Mar 31, 2017		At Dec 31, 2016		At Mar 31, 2016
(Dollars in thousands, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$2,056	47.5%	$2,216	49.1%	$1,577	53.4%
Home equity loans	798	18.4	553	12.2	434	14.8
Commercial and multifamily	215	5.0	218	4.8	-	-
Construction and land	-	-	-	-	-	-
Manufactured	70	1.6	120	2.6	78	2.6
Floating	-	-	-	-	-	-
Other consumer	-	-	-	-	24	0.8
Commercial business	238	5.5	242	5.4	7	0.2
Total nonperforming loans	3,377	78.0	3,349	74.1	2,120	71.8

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OREO and Other Repossessed Assets:	At Mar 31, 2017		At Dec 31, 2016		At Mar 31, 2016
(Dollars in thousands, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	342	7.9	562	12.4	205	7.0
Commercial and multifamily	600	13.9	600	13.3	600	20.3
Manufactured	10	0.2	10	0.2	27	0.9
Total OREO and other repossessed assets	952	22.0	1,172	25.9	832	28.2
Total nonperforming assets	$4,329	100.0%	$4,521	100.0%	$2,952	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses (Dollars in thousands, unaudited)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Balance at beginning of period	$4,822	$4,859	$4,636
Provision for loan losses during the period	-	204	150
Net loan recoveries/(charge-offs) during the period	16	(241)	(77)
Balance at end of period	$4,838	$4,822	$4,709

Allowance for loan losses to total loans	0.99%	0.96%	1.02%
Allowance for loan losses to total nonperforming loans	143.26%	143.98%	222.12%

The increase in the allowance for loan losses at March 31, 2017, compared to the prior quarter was due to net recoveries totaling $16,000 received during the first quarter of 2017 compared to net charge-offs of $241,000 for the quarter ended December 31, 2016, partially offset by a $204,000 provision taken in the fourth quarter of 2016. No provision for loan losses was recorded in the first quarter of 2017 as total nonperforming loans remained relatively flat at $3.4 million as of March 31, 2017 compared to $3.3 million at December 31, 2016 and total average loans remained stable at $495.6 million compared to $494.5 million. The increase in the allowance for loan losses compared to the comparable period last year was due to $454,000 in provision for loan losses taken over the last year due primarily to increases in nonperforming loans and total average loans. Nonperforming loans increased $1.3 million, or 59.3% year over year to $3.4 million at March 31, 2017 from $2.1 million at March 31, 2016. Total average loans increased $35.9 million, or 7.8% to $495.6 million from $459.6 million at March 31, 2016. Net recoveries totaled $16,000 for the quarter ended March 31, 2017, compared to net charge-offs of $77,000 for the quarter ended March 31, 2016.

Deposits increased 2.8% to $480.8 million at March 31, 2017, compared to $467.7 million at December 31, 2016 and 7.3% from $448.1 million at March 31, 2016. The increase in deposits was due to our continued emphasis on developing relationships with retail and small business customers.  All categories of deposits increased at March 31, 2017 compared to December 31, 2016 except for time deposit.  Noninterest bearing demand deposits (including escrow accounts) increased $7.9 million or 12.4% to $71.6 million at March 31, 2017, compared to $63.7 million at December 31, 2016.  Interest bearing demand deposits and savings and money market accounts increased $12.2 million or 5.0% to $256.5 million at March 31, 2017, compared to $244.2 million at December 31, 2016.  Time deposit decreased $7.0 million or 4.4% to $152.7 million at March 31, 2017, compared to $159.7 million at December 31, 2016.   Borrowings from the FHLB were $25.6 million at March 31, 2017, compared to $54.8 million at December 31, 2016 and $31.4 million at March 31, 2016.  The increase in deposits for the quarter ended March 31, 2017, were used to reduce borrowings.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

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Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: expected cost savings, synergies and other financial benefits from the pending acquisition of the University Place branch from Sunwest Bank might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Interest income	$6,592	$6,667	$6,068	(1.1)%	8.6%
Interest expense	795	763	717	4.1	10.9
Net interest income	5,797	5,904	5,351	(1.8)	8.3
Provision for loan losses	-	204	150	nm	nm
Net interest income after provision for loan losses	5,797	5,700	5,201	1.7	11.5
Noninterest income:
Service charges and fee income	511	572	566	(10.7)	(9.7)
Increase in cash surrender value of life insurance	81	84	84	(3.6)	(3.6)
Mortgage servicing income	253	320	204	(20.9)	24.1
Fair value adjustment on mortgage servicing rights	(20)	125	(114)	(116.0)	82.5
Gain on sale of loans	171	338	210	(49.4)	(18.6)
Total noninterest income	996	1,439	950	(30.8)	4.8
Noninterest expense:
Salaries and benefits	2,691	2,693	2,563	(0.1)	5.0
Operations expense	1,021	1,125	972	(9.2)	5.0
Data processing	407	520	386	(21.7)	5.4
Net (gain) loss on OREO and repossessed assets	3	(2)	-	(250.0)	nm
Other noninterest expense	497	520	540	(4.4)	(8.0)
Total noninterest expense	4,619	4,856	4,461	(4.9)	3.5
Income before income taxes	2,174	2,283	1,690	(4.8)	28.6
Income tax expense	760	721	584	5.4	30.1
Net income	$1,414	$1,562	$1,106	(9.5)	27.8

nm = not meaningful

	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
KEY FINANCIAL RATIOS (unaudited)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Annualized return on average assets	0.98%	1.09%	0.83%	(9.7)%	18.6%
Annualized return on average equity	9.23	10.50	7.98	(12.1)	15.7
Annualized net interest margin	4.28	4.35	4.27	(1.5)	0.2
Annualized efficiency ratio	67.99%	66.13%	70.80%	2.8%	(4.0)%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(Shares in thousands, unaudited)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016
Basic earnings per share	$0.57	$0.63	$0.45	(9.5)%	27.7%
Diluted earnings per share	$0.54	$0.60	$0.43	(10.0)	25.5
Weighted average basic shares outstanding	2,500	2,499	2,478	0.0	0.9
Weighted average diluted shares outstanding	2,597	2,595	2,572	0.1	1.0
Common shares outstanding at period-end	2,500	2,499	2,481	0.0	0.7
Book value per share	$24.65	$24.12	$22.39	2.2	10.1

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CONSOLIDATED BALANCE SHEET (Dollars in thousands, unaudited)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$52,807	$54,582	$49,679	(3.3)%	6.3%
Securities available-for-sale, at fair value	6,359	6,604	6,286	(3.7)	1.2
Loans held-for-sale	1,970	871	1,186	126.2	66.1
Loans:
One- to four- family residential	144,948	152,386	143,104	(4.9)	1.3
Home equity	27,533	27,771	32,022	(0.9)	(14.0)
Commercial and multifamily	184,936	181,004	173,353	2.2	6.7
Construction and land	64,151	70,915	57,752	(9.5)	11.1
Manufactured homes	16,038	15,494	14,247	3.5	12.6
Floating Homes	23,746	23,996	18,731	(1.0)	26.8
Other consumer	4,244	3,932	4,658	7.9	(8.9)
Commercial business	25,307	26,331	20,230	(3.9)	25.1
Total loans	490,903	501,829	464,097	(2.2)	5.8
Deferred fees	(1,613)	(1,828)	(1,665)	(11.8)	(3.1)
Total loans, gross	489,290	500,001	462,432	(2.1)	5.8
Allowance for loan losses	(4,838)	(4,822)	(4,709)	0.3	2.7
Loans, net	484,452	495,179	457,723	(2.2)	5.8
Accrued interest receivable	1,754	1,816	1,595	(3.4)	10.0
Bank-owned life insurance	12,163	12,082	11,830	0.7	2.8
OREO and other repossessed assets, net	952	1,172	832	(18.8)	14.4
Mortgage servicing rights, at fair value	3,558	3,561	3,095	(0.1)	15.0
FHLB stock, at cost	1,731	2,840	1,903	(39.0)	(9.0)
Premises and equipment, net	6,009	5,549	5,252	8.3	14.4
Other assets	3,621	4,127	4,157	(12.3)	(12.9)
Total assets	575,376	588,383	543,538	(2.2)	5.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	67,861	60,566	51,365	12.0	32.1
Demand deposit, interest-bearing	157,871	150,327	135,653	5.0	16.4
Savings	47,840	44,879	39,247	6.6	21.9
Money market	50,773	49,042	51,829	3.5	(2.0)
Time deposits	152,707	159,742	166,744	(4.4)	(8.4)
Escrow	3,770	3,175	3,283	18.8	14.8
Total deposits	480,822	467,731	448,121	2.8	7.3
Accrued interest payable and other liabilities	7,295	5,585	8,489	30.6	(14.1)
Borrowings	25,631	54,792	31,374	(53.2)	(18.3)
Total liabilities	513,748	528,108	487,984	(2.7)	5.3
Shareholders' equity:
Common stock	25	25	25	0.0	0.0
Paid-in capital	24,134	23,979	23,110	0.6	4.4
Unearned shares – ESOP	(683)	(683)	(911)	0.0	(25.0)
Retained earnings	38,037	36,873	33,160	3.2	14.7
Accumulated other comprehensive income	115	81	170	42.4	(32.4)
Total shareholders' equity	61,628	60,275	55,554	2.2	10.9
Total liabilities and shareholders' equity	$575,376	$588,383	$543,538	(2.2)	5.9

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CREDIT QUALITY DATA (Dollars in thousands, unaudited)	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$1,921	$3,144	$1,377	(38.9)%	39.5%
Loans 90+ days past due and still accruing	-	-	17	nm	nm
Nonperforming TDRs	1,456	205	726	610.2	100.6
Total nonperforming loans	3,377	3,349	2,120	0.8	59.3
OREO and other repossessed assets	952	1,172	832	(18.8)	14.4
Total nonperforming assets	$4,329	$4,521	$2,952	(4.2)%	46.6%
Performing TDRs on accrual	$2,756	$2,789	$4,808	(1.2)%	(42.7)%
Net charge-offs/(recoveries) during the quarter	(16)	241	77	(106.6)	(120.7)
Provision for loan losses during the quarter	-	204	150	nm	nm
Allowance for loan losses	4,838	4,822	4,709	0.3	2.7
Allowance for loan losses to total loans	0.99%	0.96%	1.02%	3.1	(2.9)
Allowance for loan losses to total nonperforming loans	143.26%	143.98%	222.12%	(0.5)	(35.5)
Nonperforming loans to total loans	0.69%	0.67%	0.46%	3.0	50.0
Nonperforming assets to total assets	0.75%	0.77%	0.54%	(2.6)	38.9

OTHER PERIOD-END STATISTICS
(Dollars in thousands, unaudited)
Sound Community Bank:
Loan to deposit ratio	100.75%	105.87%	102.14%	(4.8)%	(1.4)%
Noninterest-bearing deposits / total deposits	14.90	13.63	12.19	9.3	22.2
Leverage ratio	10.71	9.99	10.14	7.2	5.6
Common Equity Tier 1 (“CET1”) risk-based capital ratio(1)	13.04	12.02	12.12	8.5	7.6
Tier 1 risk-based capital ratio	13.04	12.02	12.12	8.5	7.6
Total risk-based capital ratio	14.15	13.07	13.21	8.3	7.1
Total risk-weighted assets	$453,216	$477,548	$447,038	(5.1)	1.4
Sound Financial Bancorp, Inc. :
Average total assets for the quarter	577,237	575,651	535,271	0.3%	7.8%
Average total equity for the quarter	$61,302	$59,496	$55,037	3.0%	11.4%

(1)
Under FDIC regulations, the regulatory capital requirements to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CETI, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305

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